Sentry Petroleum to Commence Drilling Operations

Perth, Australia (May 26, 2011 - FSC) – Sentry Petroleum Ltd. (OTCBB:SPLM) announced today that the Company will commence drilling on the coal seam and shale gas appraisal program in Queensland on June 13, 2011. Following site visits last week, the final step during field preparation, the Company filed the necessary notices with Queensland government agencies and with the landowners.

In the first well, the Talundilly-CSG1, the primary target for Depco Rig 22 is the Winton coal and carbonaceous shale formation at approximately 600 to 1,500 feet. Coal and carbonaceous shale core samples will be retrieved and analyzed for gas content, coal quality, and methane storage capacity.

Sentry will be providing shareholders and other interested parties daily progress reports on www.sentrypetroleum.com and to our email subscribers.

About Sentry Petroleum:

Sentry Petroleum Ltd is an American energy company with 10,600 square miles of oil, gas and coal seam gas rights in Queensland, Australia. The company has identified over 50 separate oil, gas and coal seam gas targets and leads within its permit area. Sentry Petroleum’s strategy is to drill the prospects and leads and independently certify the results. The company will continue to leverage its strengths with a vision of becoming a premier independent oil and gas company positioned for merger or sale. For more information, please visit www.sentrypetroleum.com.

Contact:
Investor Relations 866.680.7649
ir@sentrypetroleum.com
www.SentryPetroleum.com

Or

Philippe Niemetz, PAN Consultants Ltd.

212-344-6464 or 800-477-7570

p.niemetz@panconsultants.com

Forward-Looking Statements:

This release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of applicable legislation. Other than statements of historical fact, all statements in this release addressing future operations, undiscovered hydrocarbon resource potential, exploration, potential reservoirs, prospects, leads and other contingencies are forward-looking statements. Although management believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance, and actual results may differ materially from those in the forward-looking statements due to factors such as market prices, exploration successes, continued availability of capital and financing, and general economic, market, political or business conditions. Please see our public filings at http://www.sec.gov and http://www.sedar.com for further information.